Exhibit 99.1

                 Global Payment Technologies Announces
           Fiscal 2005 Fourth-Quarter and Year-End Results

   HAUPPAUGE, N.Y.--(BUSINESS WIRE)--Dec. 16, 2005--Global Payment Technologies, Inc. (NASDAQ Symbol: GPTX) ("GPT"), a leading manufacturer and innovator of currency acceptance systems used in the worldwide gaming, beverage, and vending industries, today announced its fiscal 2005 fourth-quarter and year-end results.



                   Summary of Financial Highlights

           (Dollar amounts in 000s, except per share data)
----------------------------------------------------------------------

               Three Months Ended 9/30        Twelve Months Ended 9/30
----------------------------------------------------------------------
              2005      2004     Change      2005      2004     Change
----------------------------------------------------------------------
Net Sales    $5,016   $7,260      (31%)     $25,886   $24,381       6%
----------------------------------------------------------------------
Net (Loss)                     greater than
 Income       ($291)    $117     (100%)       ($573)  ($1,690)     67%
----------------------------------------------------------------------
Net (Loss)
Income Per
 Share
    Basic    ($0.05)   $0.02   ($0.07)       ($0.10)   ($0.30)  $0.20
    Diluted  ($0.05)   $0.02   ($0.07)       ($0.10)   ($0.30)  $0.20
----------------------------------------------------------------------

   Thomas McNeill, GPT Vice-President and CFO, stated, "For the quarter ended September 30, 2005, net loss was ($291,000), or ($.05) per share, as compared with net income of $117,000, or $.02 per share, in the prior year period. Sales for the quarter decreased 31% as compared with the same prior year period, and decreased 3% as compared with the quarter ended June 30, 2005. Turning to EBITDA, despite a decrease in sales in the second half of the year, we generated positive EBITDA in each quarter totaling $1.6 million for the year, as compared with $92,000 in the prior year."

   The following is a reconciliation of EBITDA, see note 1, (in 000s) for the three months ended:



                        9/30/05   6/30/05   3/31/05   12/31/04   Total
                      --------- --------- --------- ---------- -------
Net (loss) income     $   (291) $   (340) $   (122) $     180  $ (573)
Income taxes               (26)        -         2          3     (21)
Depreciation and
 amortization expense      359       357       409        468   1,593
Amortization of debt
 discount                    -         -       356        212     568
Interest expense            10         -        15         34      59
                      --------  --------  --------  ---------  ------
     Total EBITDA     $     52  $     17  $    660  $     897  $1,626
                      ========  ========  ========  =========  ======

   Net sales for the quarter ended September 30, 2005 decreased 31% to $5.0 million, as compared with $7.3 million in the same prior year period, due to decreased gaming sales of $2,285,000, primarily to the Company's Australian affiliate, and to the Russian gaming market. Gross profit decreased to $1,246,000, or 24.8% of sales this quarter, as compared with $1,832,000, or 25.2% of sales in the same year ago period. This decrease in gross profit as a percentage of sales was primarily the result of a 31% decrease in sales while manufacturing costs were virtually unchanged, and positively affected by achieving substantial improvements in purchasing costs of the Aurora and Argus products. Operating expenses increased to $1,821,000 this quarter, as compared with $1,599,000 in the year ago period, primarily due to increased staffing costs, travel, stockholder relations, prototype expenses and consulting fees. Net interest income (expense) increased to $2,000, as compared with ($144,000) in the same year ago period. This increase is primarily the result of no amortization expense related to the debt discount as compared with $110,000 in the year ago period, as well as a reduction in debt outstanding on our credit facility from $2,175,000 at September 30, 2004 to none at September 30, 2005. During the quarter the Company's equity in income of unconsolidated affiliates was positively impacted by $100,000 as compared with ($220,000) in the prior year period, based upon the Company's recognition (deferral) of its proportionate share of the related gross profit on product sales to its affiliates, which have (have not) been sold by the affiliates to third party end users.
   Mr. McNeill added, "While we are pleased that inventory at our Australian affiliate has decreased this quarter, there continues to be short term pressure to further reduce its inventory based upon softness in that marketplace. Further, uncertainty in Russia with respect to government discussions on instituting new regulations and potential geographic relocations of existing gaming halls has and will continue, thus constraining the Company's ability to further grow in this gaming market until such uncertainty is resolved. When considering both of these factors in GPT's largest markets, we continue to see softness in sales during our next two quarters ending December 31st and March 31st."
   Stephen Nevitt, GPT's President and CEO stated, "GPT's improved operating performance for 2005 has been achieved in spite of difficult global market conditions. Several of GPT's important recent initiatives have been impeded by new or impending government regulations. These regulations have restricted some new product placements. They are temporary, and we expect any short term impact to be recovered during upcoming reporting periods. Field tests of the Company's new SA-4 generation of currency validators have been successful, and initial customer responses have been enthusiastic. We are looking forward to the SA-4 joining a long list of GPT's innovative gaming products."
   For the fiscal year ended September 30, 2005, net sales increased 6.2% to $25.9 million, as compared with the prior year period. This increase was primarily due to higher sales of the Company's gaming products to its Australian affiliate and in Russia, offset, in part, by decreased sales of $2.3 million to the beverage and vending market as a result of significant cigarette tax increases in Germany. Gross profit increased to $6,867,000, or 26.5% of sales, as compared with $5,342,000, or 21.9% of sales in the same year ago period. This improvement in margin is the result of achieving a 6.2% sales increase while at the same time leveraging off of existing fixed manufacturing costs and by improvements in purchasing costs and manufacturing efficiencies on the Company's Aurora product that were achieved by the end of fiscal 2004 and realized early in fiscal 2005. Operating expenses increased to $7,051,000 as compared with $6,857,000 in the prior year period, primarily the result of increased travel and stockholder relations expenses, offset in part by reduced legal and professional fees. Equity in income of unconsolidated affiliates increased to $203,000 this year as compared with $108,000 in the prior year period, primarily due to a $132,000 decreased deferral in the Company's share of the gross profit on intercompany sales that have been recognized by GPT's affiliates, offset by $37,000 in reduced profits at the Company's Australian affiliates. Net interest expense increased to $613,000, as compared with $368,000 in the same year ago period. This increase was primarily the result of amortization expense related to the debt discount of $568,000 as compared with $242,000 in the year ago period.
   Mr. McNeill continued, "With respect to our financial condition, the Company has the entire $2.5 million credit facility available and no amounts were outstanding on its credit facility as of September 30, 2005 as compared with $2,175,000 outstanding as of September 30, 2004. Despite inventory increasing to $5.1 million as compared with $2.6 million at September 30, 2004, primarily the result of vendor commitments for the Aurora product and a slowdown in current sales of the Aurora product, GPT has cash of $3.1 million at September 30, 2005, as compared with $3.5 million at September 30, 2004. As a result of GPT's cash position and its credit facility, we believe the Company has sufficient resources to pay its obligations as they come due and should allow it to continue to fund its operations for the next twelve months, including its planned product development. With respect to our Australian affiliate eCash, one of its subsidiaries sold its automated teller machine rental business for approximately $3,000,000, resulting in GPT recognizing its share of the gain of approximately $625,000 in the quarter ended March 31, 2006."
   Note 1: EBITDA is earnings before interest, taxes, depreciation and amortization. EBITDA, which is not defined under United States generally accepted accounting principles ("GAAP"), is presented solely as a supplemental disclosure because management believes that it is a widely used measure of operating performance and it is a widely accepted financial indicator used by investors and analysts to measure performance and valuation, as well as to provide insight into how management measures quarterly performance. EBITDA is not intended to represent cash flows or an alternative to net income, and should not be considered in isolation or as a substitute for a measure of performance prepared in accordance with GAAP. Due to the recurring losses over the past several years, the debt discount being fully amortized in the quarter ended March 31, 2005, low levels of interest expense paid, essentially no tax expense resulting from the Company's deferred tax position, and the reduced level of capital expenses, management believes it is important to manage the cash performance and assess the financial viability based upon the Company's ability to generate positive EBITDA. Among other financial measurements or models used by management are: sales forecasts, inventory forecasts, net income forecasts and cash flow forecasts, all of which supplement the Company's EBITDA measurement and are considered jointly when assessing the Company's liquidity. Finally, the Company has significant uses of cash flows such as inventory purchases, extended payment terms to its customers, debt principal repayments and capital expenditures, which are not reflected in EBITDA.
   Global Payment Technologies, Inc. is a United States-based designer, manufacturer, and marketer of automated currency acceptance and validation systems used to receive and authenticate currencies in a variety of payment applications worldwide. GPT's proprietary and patented technologies are among the most advanced in the industry. Please visit the GPT web site for more information at http://www.gpt.com.
   Special Note Regarding Forward-Looking Statements: A number of statements contained in this release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the applicable statements. These risks and uncertainties include, but are not limited to: Statements regarding the Company's strategy, future sales, future expenses and future liquidity and capital resources; dependence on a limited base of customers for a significant portion of sales; GPT's dependence on the paper currency validator market and its potential vulnerability to technological obsolescence; the risks that its current and future products may contain errors or defects that would be difficult and costly to detect and correct; possible risks of product inventory obsolescence; regulatory approval; potential manufacturing difficulties; potential shortages of key parts and/or raw materials; potential difficulties in managing growth; dependence on key personnel; the possible impact of competitive products and pricing; and other risks described in more detail in GPT's Securities and Exchange Commission filings.



                  GLOBAL PAYMENT TECHNOLOGIES, INC.
                CONDENSED CONSOLIDATED BALANCE SHEETS
                               (000s)

                                                   9/30/05   9/30/04
                                                  --------  --------
      ASSETS
      ------

CURRENT ASSETS:
  CASH AND CASH EQUIVALENTS                       $  3,108  $  3,453
  ACCOUNTS RECEIVABLE, net                           3,267     4,165
  INVENTORY, net                                     5,109     2,573
  PREPAID EXPENSES AND OTHER CURRENT ASSETS            265       404
  INCOME TAXES RECEIVABLE                               25       115
                                                  --------  --------

     TOTAL CURRENT ASSETS                           11,774    10,710

INVESTMENTS IN UNCONSOLIDATED AFFILIATES             2,219     1,811
PROPERTY AND EQUIPMENT, net                          1,688     2,134
CAPITALIZED SOFTWARE COSTS, net                      1,033     1,612
                                                  --------  --------

     TOTAL ASSETS                                 $ 16,714  $ 16,267
                                                  ========  ========


      LIABILITIES AND SHAREHOLDERS' EQUITY
      ------------------------------------

CURRENT LIABILITIES:
  CURRENT PORTION OF LONG-TERM DEBT, NET OF
   DISCOUNT                                       $     38  $    253
  ACCOUNTS PAYABLE                                   2,092     2,273
  ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES     1,134     1,280
                                                  --------  --------

     TOTAL CURRENT LIABILITIES                       3,264     3,806
                                                  --------  --------

  LONG-TERM DEBT, NET OF DISCOUNT                       79     1,354

                                                  -------- --------
     TOTAL LIABILITIES                               3,343     5,160
                                                  --------  --------

SHAREHOLDERS' EQUITY:
 COMMON STOCK                                           65        59
 ADDITIONAL PAID-IN CAPITAL                         13,446    10,800
 RETAINED EARNINGS                                     710     1,283
 ACCUMULATED OTHER COMPREHENSIVE INCOME                649       464
                                                  --------  --------
                                                    14,870    12,606
LESS: TREASURY STOCK                                (1,499)   (1,499)
                                                  --------  --------

TOTAL SHAREHOLDERS' EQUITY                          13,371    11,107
                                                  --------  --------

     TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY   $ 16,714  $ 16,267
                                                  ========  ========


                   GLOBAL PAYMENT TECHNOLOGIES, INC.
            CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
               (IN OOOs EXCEPT SHARE AND PER SHARE DATA)


                             (unaudited)
                             -----------
                          THREE MONTHS ENDED            YEAR ENDED
                            SEPTEMBER 30,              SEPTEMBER 30,

                              2005       2004         2005       2004
                             -----       ----         ----       ----

NET SALES               $    5,016 $    7,260   $   25,886 $   24,381

GROSS PROFIT                 1,246      1,832        6,867      5,342

OPERATING EXPENSES           1,821      1,599        7,051      6,857

                        ---------------------   ---------------------
INCOME (LOSS) FROM
 OPERATIONS                   (575)       233         (184)    (1,515)
                        ---------------------   ---------------------

OTHER (EXPENSE) INCOME:
 EQUITY IN INCOME OF
  UNCONSOLIDATED
  AFFILIATES (1) (2)           256         10          203        108
 GAIN ON SALE OF
  INVESTMENT IN
  UNCONSOLIDATED
  AFFILIATE                      -          -            -         78
 INTEREST EXPENSE, NET           2       (144)        (613)      (368)
                        ---------------------   ---------------------
TOTAL OTHER (EXPENSE)
 INCOME                        258       (134)        (410)      (182)
                        ---------------------   ---------------------

INCOME (LOSS) BEFORE
 (BENEFIT FROM)
 PROVISION FOR INCOME
 TAXES                        (317)        99         (594)    (1,697)

(BENEFIT FROM) PROVISION
 FOR INCOME TAXES              (26)       (18)         (21)        (7)
                        ---------------------  ----------------------

NET INCOME (LOSS)             (291)       117         (573)    (1,690)
                        =====================  ======================

PER SHARE INFORMATION:
   BASIC                    ($0.05)     $0.02       ($0.10)    ($0.30)
                        =====================  ======================
   DILUTED (3)              ($0.05)     $0.02       ($0.10)    ($0.30)
                        =====================  ======================

COMMON SHARES USED IN
 COMPUTING
PER SHARE AMOUNTS:
   BASIC                 6,218,201  5,601,766    5,976,467  5,577,825
                        =====================  ======================
   DILUTED (3)           6,218,201  5,629,403    5,976,467  5,577,825
                        =====================  ======================


(1) FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2005 AND 2004, INCLUDES $100,000 AND ($220,000) RESPECTIVELY, WHICH REPRESENTS THE RECOGNITION (DEFERRAL) OF GPT'S SHARE OF THE GROSS PROFIT ON INTERCOMPANY SALES THAT HAVE (HAVE NOT) BEEN RECOGNIZED BY GPT'S AFFILIATES. FOR THE TWELVE MONTHS ENDED SEPTEMBER 30, 2005 AND 2004, INCLUDES ($33,000) AND ($165,000), RESPECTIVELY, RELATED TO THE ABOVE MENTIONED RECOGNIZED GROSS PROFIT.

(2) EXCLUSIVE OF FOOTNOTE (1), EQUITY IN INCOME OF UNCONSOLIDATED AFFILIATES WAS $156,000 AND $230,000 FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2005 AND 2004, RESPECTIVELY, AND FOR THE TWELVE MONTHS ENDED SEPTEMBER 30, 2005 AND 2004 WAS $236,000 AND $273,000, RESPECTIVELY.

(3) FOR THE THREE-MONTHS AND TWELVE-MONTHS ENDED SEPTEMBER 30, 2005 AND THE TWELVE MONTHS ENDED SEPTEMBER 30, 2004 THE WEIGHTED
    AVERAGE SHARES OUTSTANDING USED IN THE CALCULATION OF NET LOSS PER COMMON SHARE DID NOT INCLUDE POTENTIAL SHARES OUTSTANDING BECAUSE THEY WERE ANTI-DILUTIVE.




    CONTACT: PR Financial Marketing
             Jim Blackman, 713-256-0369
             jimblackman@prfinancialmarketing.com
                 or
             Global Payment Technologies, Inc.
             Thomas McNeill, 631-231-1177, ext. 273